                                                                    EXHIBIT 14

TRANS-LUX CORPORATION
AND SUBSIDIARIES
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                                    CODE OF

                                BUSINESS CONDUCT

                                      AND

                                     ETHICS

                                   GUIDELINES

                   (For Board Members and Executive Officers)














                                                                     MARCH 2004

TRANS-LUX CORPORATION AND SUBSIDIARIES
INDEX - CODE OF BUSINESS CONDUCT AND ETHICS GUIDELINES
--------------------------------------------------------------------------------



1.1    Introduction
1.2    Meeting Our Shared Obligations


2.0    YOUR RESPONSIBILITY TO TRANS-LUX
2.1    Communication Channels
2.2    Conflicts of Interest
       2.2.1  Outside Business Interests
       2.2.2  Improper Personal Benefits from the Company
       2.2.3  Business Arrangements with the Company
       2.2.4  Family Members Working In The Industry
2.3    Corporate Opportunities
2.4    Gifts and Gratuities
2.5    Protection and Proper Use of Company Assets
2.6    Company Books and Records
2.7    Record Retention
2.8    Confidential Information
2.9    Trademarks, Patents, Copyrights and Other Intellectual Property
       2.9.1  Trademarks and Patents
       2.9.2  Copyright Compliance
       2.9.3  Illegal or Unauthorized Software
       2.9.4  Intellectual Property Rights of Others
2.10   Computer and Communication Resources
2.11   Insider Trading


3.0    RESPONSIBILITY TO OUR PEOPLE
3.1    Respecting One Another
3.2    Employee Privacy
3.3    Equal Employment Opportunity and Nondiscrimination
3.4    Sexual and Other Forms of Harassment
3.5    Safety in the Workplace
3.6    Weapons and Workplace Violence
3.7    Drugs and Alcohol
3.8    Unauthorized Payments
3.9    Suppliers and Customers
3.10   No Rights Created
3.11   Discipline for Violations
3.12   Waivers of the Code

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TRANS-LUX CORPORATION AND SUBSIDIARIES
INDEX - CODE OF BUSINESS CONDUCT AND ETHICS GUIDELINES
-------------------------------------------------------------------------------


4.0    GOVERNMENTS
4.1    Gifts
4.2    Payments
4.3    Political Activities
4.4    Purchasing
4.5    Anti-Trust Compliance and Other Anti-Competitive Practices
4.6    Responsibilities


5.0    UNITED STATES
5.1    Price Fixing
5.2    Division of Markets or Product Limitations
5.3    Boycotts
5.4    Tying, Reciprocity and Exclusivity
5.5    Restrictions on Distribution
5.6    Discrimination Between Customers
5.7    Monopolization and Attempts to Monopolize
5.8    Unfair Methods of Competition
5.9    Evidence of Violations
5.10   Applicability Of U.S. Antitrust Laws To International Operations
5.11   Antitrust Laws Of Other Countries


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TRANS-LUX CORPORATION AND SUBSIDIARIES
CODE OF BUSINESS CONDUCT AND ETHICS GUIDELINES (the "CODE")
-------------------------------------------------------------------------------

1.1   Introduction

The success of any business depends upon its people and the way in which they conduct themselves in their business dealings. We at Trans-Lux Corporation and its Subsidiaries ("Trans-Lux" or the "Company") are committed to the highest standards of ethical business conduct and fairness in our relationships with our customers, suppliers, stockholders, employees, and others. This requires that we conduct our business in accordance with all applicable laws and regulations and in accordance with the highest standards of business ethics. Our Code of Business Conduct and Ethics Guidelines direct each of us in this endeavor by providing a statement of the fundamental principles and key policies and procedures that govern the conduct of our business.

At Trans-Lux, the Chief Executive Officer(s) and senior executives are responsible for setting standards of business ethics and overseeing compliance with these standards. It is the individual responsibility of each Trans-Lux employee to comply with these standards. Our business depends on the reputation of the Company and its employees for integrity, fair dealing and exemplary standards of business conduct. By conducting ourselves in this manner we can create and foster an environment necessary for our combined business and individual success.

This Code is a statement of policies for individual and business conduct and does not, in any way, constitute an employment contract or an assurance of continued employment. As employees of the Company, we are employed at-will except when we are covered by an express, written employment agreement. This means that you may choose to resign your employment at any time, for any reason. Similarly, the Company may choose to terminate your employment at any time for any legal reason or non-compliance of duties.

1.2   Meeting Our Shared Obligations

Trans-Lux employees are expected to dedicate their best efforts to the Company's business and to avoid any conflicts with the interests of the Company. Because changes in our industry constantly present new ethical and legal issues, no set of guidelines should be considered the absolute last word under all circumstances. Each of us is responsible for knowing, understanding and adhering to the policies and guidelines contained in the following pages. If you have questions about interpreting or applying these Guidelines or ethical concerns, raise them. A Chief Executive Officer, responsible for overseeing and monitoring compliance with this Code, is available to answer your questions, provide guidance and receive and follow up on your report of suspected misconduct. Our conduct should reflect the Company's values, demonstrate ethical leadership, and promote a work environment that upholds the Company's reputation for integrity, ethical conduct and trust. A violation of any Trans-Lux guidelines can result in disciplinary action, including dismissal.

Ultimate responsibility to assure that we as a Company comply with the many laws, regulations and ethical standards affecting our business rests with each of us. You must become familiar with and conduct yourself strictly in compliance with those laws, regulations and standards and the Company's policies and procedures pertaining to them.

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2.0 YOUR RESPONSIBILITY TO TRANS-LUX

2.1 Communication Channels

If you know of an unlawful or unethical situation, you should immediately tell Trans-Lux whatever you know or have heard about it. You can do so in several ways: contacting your immediate supervisor is the best place to start, and you can also contact any of Trans-Lux's Chief Executives or senior managers, or you can use our telephone reporting hotline anonymously through the Company's outside service for reporting financial irregularities - The Network (800-241-5689), which reports are directed to an outside board member.

All reported violations will be promptly investigated and treated confidentially to the greatest extent possible. It is imperative that reporting persons not conduct their own preliminary investigations. Investigations of alleged violations may involve complex legal issues, and acting on your own may compromise the integrity of an investigation and adversely affect both you and the Company. Your report of such conduct will be reviewed promptly by one of our outside board members. No one will be subject to retaliation because of a good faith report of suspected misconduct. However, failure to report a suspected violation of the Code is itself a violation of the Code and could subject you to disciplinary action, up to and including termination. Employees who are found to have engaged in financial irregularities will be subject to civil and criminal disciplinary measures, including dismissal.

2.2 Conflicts of Interest

Every employee has a duty of undivided loyalty to the Company. Consequently, employees should make decisions objectively and in the Company's best interest. Competing personal interests can interfere with an employee's judgment, create an unfavorable impression or generate the appearance of impropriety. Therefore, each employee should avoid any activity, interest or relationship that could conflict with the Company's best interest. If a potential conflict cannot be avoided, it should immediately be disclosed in writing and submitted to the Vice President of Human Resources. Many questions involving potential conflicts of interest can be equitably resolved if adequately disclosed and reviewed.

A conflict of interest occurs when your private interests interfere in any way, or even appear to interfere, with the interests of the Company as a whole. A conflict situation can arise when you take actions or have interests that make it difficult for you to perform your Company work objectively and effectively. You should never act in a manner that could cause you to lose your independence and objectivity or that could adversely affect the confidence of our customers, suppliers or fellow employees in the integrity of the Company or its procedures.

Employees will be asked periodically to certify that they have read this policy and disclosed any potential conflicts. Violations of this policy may subject employees to appropriate sanctions, which may include dismissal.

Following are some examples of circumstances where conflicts of interest could arise:

    2.2.1 Outside Business Interests: Unless otherwise authorized in writing by the Vice President of Human Resources, no outside employment, which directly or indirectly

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    competes with the best interests of the Company may be undertaken.  In addition, employees may not aid the business of any other company, concern or individual, (1) in any matter related to the business of the Company except as required by or pursuant to the Company's business, or (2) in a manner which interferes with the employee's service to the Company without prior written consent of the Vice President of Human Resources. Any outside activity, which interferes or conflicts with the best interests of the Company is not authorized and must be avoided. This activity includes but is not limited to advising another company or serving as a director of a supplier or customer.

    Employees may not own, directly or indirectly, financial interests in suppliers, customers or competitors except for publicly traded securities in which the employee's percentage of ownership is less than one percent (1%). Employees may not derive personal gain, directly or indirectly, from purchases or sales made by the Company or from other transactions to which the Company is a party, other than through participation in a Company compensation or benefit plan.

    Employees may not borrow money from or lend money to a supplier, customer or competitor.

    2.2.2 Improper Personal Benefits from the Company: Conflicts of interest arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company. You may not accept any benefits from the Company that have not been duly authorized and approved pursuant to Company policy and procedure, including any Company loans or guarantees of your personal obligations.

    2.2.3 Business Arrangements with the Company for Board Members, Officers and
    Employees: Without prior written approval from a Chief Executive Officer, you may not participate in a joint venture, partnership or other business arrangement with the Company. Executive officers and members of the Board must obtain the prior written approval of the Audit Committee of the Board of Directors before participating in such an arrangement.

    2.2.4 Family Members Working In The Industry: You may find yourself in a situation where your spouse or partner, your children, parents, or in-laws, or someone else with whom you have a familial relationship is a competitor, supplier or customer of the Company or is employed by one. Such situations are not prohibited, but they call for extra sensitivity to security, confidentiality and conflicts of interest.

    There are several factors to consider in assessing such a situation. Among them: the relationship between the Company and the other company; the nature of your responsibilities as a Company employee and those of the other person; and the access each of you has to your respective employer's confidential information. Such a situation, however harmless it may appear to you, could arouse suspicions among your associates that might affect your working relationships. The very appearance of a conflict of interest can create problems, regardless of the propriety of your behavior.

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    To remove any such doubts or suspicions, you must disclose your specific situation to a Chief Executive Officer to assess the nature and extent of any concern and how it can be resolved. In some instances, if the risk to the Company's interests is sufficiently remote that the Chief Executive Officer may merely remind you to protect and to guard against inadvertently disclosing Company confidential information and not to be involved in decisions on behalf of the Company that involve the other company.

2.3 Corporate Opportunities

As employees, officers and directors of the Company, we owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. You may not take for yourself opportunities that belong to the Company, unless the Company has no interest in such opportunity, or that are discovered through the use of corporate property, information or position or use corporate property, information or position for personal gain. You may not compete with the Company.

2.4 Gifts and Gratuities

In today's competitive business climate, the offering or receipt of promotional favors, gifts of nominal value or the practice of infrequent and modest entertainment is not unusual, such as theatre passes. There are, however, situations involving the exchange of gifts or unusual entertainment, which could conceivably be construed as requesting or offering special treatment. Consequently, the Company has adopted the following policy:

No employee may accept or offer any payments or other items in consideration of special treatment. The acceptance or offering of unsolicited meals, entertainment, promotional favors or courtesies of minimal value and in the ordinary course of business is permissible, provided no obligation to render favorable treatment is incurred or expected and such acceptance or offering is legal.

If the return of a gift of significant value received by a Company employee is impractical because of its nature, written notification to the Vice President of Human Resources should be made. Where applicable, the gift may be given to a charitable institution and the supplier informed of its disposition.

All government restrictions regarding the receipt of gifts or entertainment must be observed. Please refer to Section 3.8 - Unauthorized Payments for further information.

2.5 Protection and Proper Use of Company Assets

We each have a duty to protect the Company's assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company's profitability. We should take reasonable measures to prevent damage to and theft or misuse of Company property. As set forth in the secrecy and assignment of inventions agreement, when you leave the Company, all Company property must be returned to the Company.

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Except as specifically authorized in writing by the Company, Company assets, including Company time, equipment, materials, resources and proprietary information, must only be used for legitimate Company business purposes.

2.6 Company Books and Records

You must complete all Company documents in an accurate, truthful, and timely manner, including all travel and expense reports. To the extent you are involved, you must record the Company's financial activities in compliance with all applicable laws and accounting practices. The making of false or misleading entries, records or documentation is strictly prohibited. You must never create a false or misleading report or make a payment or establish an account on behalf of the Company with the understanding that any part of the payment or account is to be used for a purpose other than as described by the supporting documents.

2.7 Record Retention

Numerous laws and various contracts require the retention of certain Company documents for various periods of time. The Company is committed to compliance with all applicable laws and regulations relating to the preservation of records. The Company's policy is to identify, maintain, safeguard and destroy or retain all records in the Company's possession on a systematic and regular basis. Under no circumstances are Company records to be destroyed selectively or to be maintained outside Company premises except approved designated storage facilities.

If you learn of a subpoena or a pending, imminent or contemplated litigation or government investigation, you should immediately contact the Vice President of Human Resources. You must retain and preserve all records that may be responsive to the subpoena or relevant to the litigation or that may pertain to the investigation until you are advised by our outside counsel as to how to proceed. You must not destroy any such records in your possession or control. You must also affirmatively preserve from destruction all relevant records that without intervention would automatically be destroyed or erased (such as e-mails and voicemail messages). Destruction of such records, even if inadvertent, could seriously prejudice the Company. Any questions regarding whether a particular record pertains to a pending, imminent or contemplated investigation or litigation or may be responsive to a subpoena or regarding how to preserve particular types of records should be directed to the Vice President of Human Resources.

2.8 Confidential Information

Through employment at the Company, many employees gain information, which may not be disclosed or discussed until properly released by the Company. This information may be highly confidential and important to the success of the Company.

All newly hired employees are required to sign a secrecy and assignment of inventions agreement. This agreement requires employees to keep information confidential and to assign to the Company any rights for ideas and inventions that the employee develops.

Any employee with access to or who obtains confidential or proprietary information must assume responsibility for non-disclosure within or outside of the Company until such time as the Company determines that it be disclosed. "Proprietary information" is information that is the

                                       5

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property of the Company.  Items that are clearly confidential or proprietary include information regarding new or proposed products, technical achievements, customers, sales, unreleased or non-public financial data, business and marketing plans, personnel information, salary data and proposed mergers, joint ventures or acquisitions. Software and firmware programs, engineering designs and manufacturing processes are also proprietary information, including confidential information provided to the Company by its licensors. The unauthorized disclosure of any such information could be in violation of law or of considerable value to the Company's competitors and damaging to the Company.

If a situation arises where confidential or proprietary information must be disclosed to third parties, the President, Senior Vice President of Engineering or Vice President of Customer Relations, must give prior written approval of the disclosure and the outside party must sign a formal, confidential non-disclosure agreement. Additional special precautions must also be taken where the disclosure is to a foreign citizen or business since the disclosure may be prohibited or subject to license under U.S. export regulations. Furthermore, if the Company is requested to sign a non-disclosure agreement to protect another party's information or another party's mutual non-disclosure form, such agreement must be approved by the President, Senior Vice President of Engineering or Vice President of Customer Relations who will review such agreement with the Company's outside counsel.

Your obligation to treat information as confidential does not end when you leave the Company. Upon the termination of your employment, you must return everything that belongs to the Company, including all documents and other materials containing Company confidential information. You must not disclose confidential information to a new employer or to others after ceasing to be a Company employee.

2.9 Trademarks, Patents, Copyrights and Other Intellectual Property

    2.9.1 Trademarks and Patents: Our logos and the name "Trans-Lux" are examples of Company trademarks. Trademarks are valuable property rights of the Company. You must always properly use our trademarks and advise your supervisor of infringements by others. Similarly, the trademarks of third parties must be used properly. Novel designs and processes, which may be covered by patent protection, are also valuable property rights that must be protected.

    All employees are expected to comply fully with the Company's secrecy and assignment of inventions agreement, which explains the Company's policies and procedures with respect to patent protection and with respect to receipt of ideas received from third parties.

    2.9.2 Copyright Compliance: Works of authorship, such as books, articles, drawings and computer software, may be covered by copyright laws. It is a violation of those laws and of the Company's policies to make unauthorized copies of or derivative works based upon copyrighted materials. The absence of a copyright notice does not necessarily mean that the materials are not copyrighted.

    The Company licenses the use of much of its computer software from outside companies. In most instances, this computer software is protected by copyright. You may not make,

                                       6

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    acquire or use unauthorized copies of computer software or use authorized software beyond the scope of our license. Any questions concerning copyright laws should be directed to the Senior Vice President of Engineering, who will review the question with the Company's outside counsel.

    2.9.3 Illegal or Unauthorized Software: "Illegal" software is software that exists on a computer without a legally purchased license. This is usually a copy of a legal software program whose license to the Company does not permit use on another machine or on more than one machine simultaneously. "Unauthorized" software is software for which the Company has no license. All illegal or unauthorized software shall be reported to the Senior Vice President of Engineering.

    2.9.4 Intellectual Property Rights of Others: It is the Company's policy not to infringe upon the intellectual property rights of others. When using the name, trademarks, logos or printed materials of another company, including any such uses on the Company's websites, you must do so properly and in accordance with applicable law.

2.10 Computer and Communication Resources

The Company's computer and communication resources, including computers, voicemail and e-mail, provide substantial benefits, but they also present significant security and liability risks to you and the Company. When you are using Company resources to send e-mail, voicemail or to access Internet services, you are acting as a representative of the Company. Any improper use of these resources may reflect poorly on the Company, damage its reputation, and expose you and the Company to legal liability.

Electronic communications systems and equipment, including the e-mail system, computer system, telephones, facsimile machines, copiers and printers, are the property of the Company. These systems and equipment are primarily for business purposes and should only be used for personal reasons on a limited basis, and for lawful purposes.

The Company intends to monitor its electronic communications systems and equipment to prevent abuse.

The Company reserves the right to review, and to disclose the contents of, e-mail, computer files, faxes, telephone calls and records, copier and printer use and any other product or record of use of its electronic communications systems and equipment, whenever it is deemed to be administratively essential or necessary to protect the Company's property or other legal interests. Security features of the Company's electronic communications systems and equipment, such as passwords or pin codes do not limit the Company's ability to access the contents of its electronic communications systems and equipment at any time.
You should therefore have no expectation of personal privacy in connection with these resources.

This policy does NOT authorize access or monitoring of the contents of any Company electronic communications systems by any employee except as specifically directed by the Vice President of Human Resources and the Chief Financial Officer or the President or a Chief Executive Officer.

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Use of computer and communication resources must be consistent with all other
Company policies, including those relating to harassment, copyright, trademark, trade secret and other intellectual property considerations. Employees who abuse the electronic communications system equipment in any way are subject to discipline up to and including termination.

2.11 Insider Trading

Employee transactions in publicly-held securities must comply with certain requirements of the securities laws, particularly the prohibition against trading on inside information, i.e., material information which has not been publicly disseminated. "Material information" is information which a person would consider useful in deciding whether or not to trade in the Company's stock, the 7-1/2% Convertible Subordinated Notes or other publicly-held securities. "Material information" may or may not be proprietary information, as defined above. The law also prohibits employees from providing material, non-public information to others ("tippees"). Whenever any doubt exists, the presumption should be against trading in the Company's stock or notes or the stock of any company while in the possession of material information not publicly disclosed until two days after the information becomes public. It is important to recognize that anyone with inside information is considered an "insider", including employees, their relatives, customers, friends or anyone furnished such information. Consequently, all employees, not just corporate officers, can be considered insiders and subject to penalties.

Any breach of corporate or individual requirements regarding use of inside information may expose the Company and any insiders or tippees involved to severe adverse consequences, including monetary liability, loss of employment and possible criminal sanctions. The disclosure of inside information other than for legitimate Company business purposes with usual safeguards (non-disclosure agreement) or as required by law is strictly prohibited.

Company employees who are not official Company spokespersons may not speak with the press, securities analysts, other members of the financial community, stockholders or groups or organizations as a Company representative or regarding the Company or its business unless legally required to do so.

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3.0 RESPONSIBILITY TO OUR PEOPLE

3.1 Respecting One Another

The way we treat each other and our work environment affects the way we do our jobs. Everyone who works for the Company must contribute to the creation and maintenance of a workplace that supports honesty, integrity, respect and trust.

3.2 Employee Privacy

We respect the privacy and dignity of all individuals. The Company collects and maintains personal information, which is considered to be private, that relates to your employment, including medical and benefit information. Employees who are responsible for maintaining personal information and those who are provided access to such information must not disclose or permit access to private information in violation of applicable law or in violation of the Company's policies.

Personal items, messages, or information that you consider to be private should not be placed or kept in telephone systems, computer or electronic mail systems, office systems, offices, work spaces, desks, credenzas, or file cabinets. The Company reserves all rights, to the fullest extent permitted by law, to inspect such systems and areas and to retrieve information or property from them when deemed appropriate in the judgment of management.

3.3 Equal Employment Opportunity and Nondiscrimination

The Company is an equal opportunity employer in hiring and promoting practices, benefits and wages. We will not tolerate discrimination against any person on the basis of race, religion, color, gender, age, marital status, national origin, sexual orientation, citizenship, or disabled veteran status or disability (where the applicant or employee is qualified to perform the essential functions of the job with or without reasonable accommodation), or any other basis prohibited by law in recruiting, hiring, placement, promotion, or any other condition of employment.

3.4 Sexual and Other Forms of Harassment

Company policy strictly prohibits any form of harassment in the workplace, including sexual harassment. The Company will take prompt and appropriate action to prevent and, where necessary, discipline behavior that violates this policy. Our policy for dealing with complaints encourages reporting of all perceived incidents as soon as possible as an informal or formal complaint to either their supervisor, designated company representatives prepared to handle such complaints or anonymously through the Company's outside harassment prevention reporting service, The Network (800-241-5689). The complete Non-Discrimination and Harassment Policy is set forth in the Company's Policy Manual. A copy of the complete policy has been provided to all employees and is given to all new employees at their initial orientation. Your complaint of such conduct will be reviewed promptly. Employees who are found to have engaged in harassment or discrimination, or to have misused their positions of authority in this regard, will be subject to disciplinary measures, including dismissal.


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



3.5 Safety in the Workplace

The safety and security of employees is of primary importance. You are responsible for maintaining our facilities free from recognized hazards and obeying all Company safety rules. Working conditions should be maintained in a clean and orderly state to encourage efficient operations and promote good safety practices.

3.6 Weapons and Workplace Violence

No employee may bring firearms, explosives, incendiary devices or any other weapons into the workplace or any work-related setting, regardless of whether or not employees are licensed to carry such weapons. Similarly, the Company will not tolerate any level of violence in the workplace or in any work-related setting. Violations of this policy must be referred to your supervisor and the Vice President of Human Resources immediately. Threats or assaults that require immediate attention should be reported to the police at 911 emergency line.

3.7 Drugs and Alcohol

The Company intends to maintain a drug and alcohol free work environment. Violations discovered will be subject to dismissal and legal ramifications.

3.8 Unauthorized Payments

All employees shall comply with the legal requirements of each country in which the Company conducts business. The payment or use of any funds or other property, including that of a third party, for any unlawful or improper purpose, including influencing domestic or foreign officials, is strictly prohibited and may be subject to the Foreign Corrupt Practices Act and other laws.

Specifically, unless legally permitted and allowed by written authorization of the Chief Financial Officer, employees may not offer, promise, authorize or make payment of any funds or other assets for the purpose of obtaining or retaining business for the Company, or to prevent a competitor from securing such business. In addition, payments of Company funds or other assets, which in any way would cause the Company to be embarrassed or obligated, are prohibited. Payments prohibited by this policy may not be made indirectly through a consultant, agent or other intermediary. The following are examples of prohibited payments and gifts:

3.9 Suppliers and Customers

No payment may be made to an employee, agent or fiduciary by a supplier or customer for the purpose of influencing his or her conduct in relation to the supplier's or customer's business with the Company. Such payments may be regarded as commercial bribery and may result in criminal prosecution, civil liability and/or legal invalidity of any contract with such supplier or customer.

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3.10 No Rights Created

This Code is a statement of the fundamental principles and key policies and procedures that govern the conduct of the Company's business. It is not intended to and does not create any rights in any employee, client, supplier, competitor, stockholder or any other person or entity.

3.11 Discipline for Violations

The Company intends to use every reasonable effort to prevent the occurrence of conduct not in compliance with its Code and to halt any such conduct that may occur as soon as reasonably possible after its discovery. Company personnel who violate this Code and other Company policies and procedures may be subject to appropriate sanction, up to and including termination of employment. In addition, disciplinary measures, up to and including termination of employment may be taken against anyone who directs or approves infractions or has knowledge of them and does not promptly report and correct them in accordance with Company policies.

3.12 Waivers of the Code

The Company will waive application of the policies set forth in this Code only where circumstances warrant granting a waiver, and then only in conjunction with any appropriate monitoring of the particular situation. Waivers of the Code for directors and executive officers may be made only by the Board of Directors as a whole or the Audit Committee of the Board and must be promptly disclosed as required by law or regulation.


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


4.0 GOVERNMENTS

4.1 Gifts

The various branches and levels of government have different laws restricting gifts, including meals, entertainment, transportation and lodging, that may be provided to government officials and government employees. You are prohibited from providing gifts, meals or anything of value to government officials or employees or members of their families without prior approval from the President or member of the Senior Counsel.

4.2 Payments

All government restrictions on the receipt of gifts or entertainment must be observed. In the absence of a written legal opinion from the Company's outside counsel that a payment is lawful and the written authorization of the Chief Financial Officer, no payment may be made to an official, employee or agent of any government or of any political party for any purpose, including but not limited to:

   - Influencing the recipient's conduct in his or her official capacity; or

   - inducing the recipient to use his or her influence regarding any act of government for the purpose of obtaining or retaining business or preventing some other person from obtaining or retaining business. Such inducements or payments by U.S. businesses, employees or citizens may be illegal and result in significant criminal and civil penalties.

It is to be expected that the status of certain types of payments and activities with respect to the Foreign Corrupt Practices Act will be unclear, and questions of interpretation will exist. Employees should provide written details of any such proposed payments for review with the Company's Vice President of Human Resources before their inception. No such proposed payment shall be made without the written approval of the Vice President of Human Resources based upon the advice of the Company's outside counsel. In addition, the Vice President of Human Resources should be notified immediately if employees become aware of any breach of this policy, the Foreign Corrupt Practices Act or any other law.

4.3 Political Activities

The Company encourages employees to be knowledgeable voters and to participate in the political process. We also encourage each employee stationed in a foreign country to act as a good citizen of the host nation. As a Company, we will abide by the following policies:

   - The Company will not make any type of contribution, directly or indirectly, to any political candidate, party or referendum campaign except, within legal limits, and approval from Senior Counsel.

   - There will be no campaigning of any kind within Company facilities.

   - Employees will not receive time off with pay for political activity.

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   - An employee shall not be discriminated against within the Company because of the employee's personal political beliefs.

4.4 Purchasing

All Company purchasing functions must follow the Code of Ethics of the National Association of Purchasing Management (NAPM) as their guide to proper purchasing practices to assure that the Company conducts business in an honest and ethical manner. The Company awards business solely on the basis of cost, delivery, quality, service and other legitimate business terms.

Most procurements shall be made by the Purchasing Department upon receipt of an approved purchase requisition. Commitments for trade shows/advertising, auto/copier leases, facility maintenance, and other such items are approved by the applicable corporate officer. Personnel who have contact with vendors are responsible for notifying the vendor that the Company will not commit to any procurement without a written, properly executed agreement.

All purchasing personnel are required to be aware of the detailed procedures and requirements for procurement and the code of ethics of NAPM.

4.5 Anti-Trust Compliance and Other Anti-Competitive Practices

From time to time various countries or groups attempt to boycott trade with other countries and impose sanctions upon companies trading with the boycotted country. It is the Company's policy to refuse to cooperate with restrictive trade practices or boycotts not sanctioned by the U.S. government even if this refusal results in loss of business.

Furthermore, severe penalties can be imposed under the Tax Reform Act of 1976 and the Export Administration Act of 1979 for compliance with restrictive practices and boycotts not sanctioned by the United States government. The Export Administration Regulations prohibit the Company and its subsidiaries from cooperating with restrictive trade practices or boycotts imposed by other countries, except under certain very limited exceptions, and requires reporting of boycott requests. The Tax Reform Act of 1976 requires a company doing business with countries demanding participation or cooperation with an international boycott to file a report with the U.S. Treasury Department.
Under this Act, companies that comply with unsanctioned boycott demands are deprived of important U.S. tax benefits.

The regulations under these Acts are very complex. A mere request for information may require reporting to the U.S. government. Employees must immediately inform the President if they receive any written or oral inquiries or requests, whether in the United States or overseas, concerning any sort of restriction or boycott against another country.

4.6 Responsibilities

It is the Company's policy, and each employee's responsibility, to comply with all applicable domestic and foreign antitrust and trade regulation laws. Failure to comply could result in serious criminal and civil consequences for the Company and offending employees. Many antitrust law violations are crimes subjecting companies and individuals to heavy fines and possible imprisonment. In addition, companies may be required to pay substantial damages, be

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ordered to refrain from engaging in substantial business activities, and be barred from selling to the government. Frequently, such prohibitions will extend across the entire product line of a company even when violations relate to a single product. And, of course, the Company's reputation may be damaged, even in cases where it prevails in a legal action.

This summary is intended to help employees recognize potential antitrust problems so they will know when legal advice is needed. It should be emphasized, however, that it has not been possible to cover all areas, which involve antitrust. Therefore, in all of your dealings on behalf of the Company, use the following rule: Whenever involved in a transaction which may involve any form of competitive restraint, or if you learn of possible illegal conduct by one of our competitors, consult the President or a Chief Executive Officer at the earliest possible moment.

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5.0 UNITED STATES - ILLEGAL MATTERS

At the heart of the U.S. antitrust laws is the conviction that in order to insure a vigorous economy, it is essential that businesses compete vigorously but fairly, free from unreasonable restraints. These laws generally prohibit conspiracies and understandings that unreasonably restrain competition in the domestic or foreign commerce of the United States. Following are some examples of business arrangements, which raise issues under U.S. antitrust laws:

5.1 Price Fixing

Agreements between competitors to fix or influence prices and agreements requiring adherence to a resale price are illegal.

5.2 Division of Markets or Product Limitations

The Company will comply with antitrust regulations.

5.3 Boycotts

It may be illegal if two or more parties agree not to do business with a third party, even though there may be a legitimate basis for an individual refusal to do business. A company, acting unilaterally, is normally free to select the parties with which it will deal. A unilateral refusal to deal should nevertheless be based upon bad or inadequate quality of services, credit risk, price, poor sales performance or similar business justification.

5.4 Tying, Reciprocity and Exclusivity

Under certain circumstances, it maybe illegal to sell a service or commodity only on condition that the customer also must buy some other service or commodity from the seller, unless the two commodities are so interrelated that it is commercially impractical to separate them. It may also be illegal to condition purchases from a supplier on reciprocal purchases of other products by the supplier. In certain circumstances, it is illegal to require that a customer will buy its requirements of a particular product from a single seller.

5.5 Restrictions on Distribution

In certain circumstances, it is illegal for a manufacturer to restrict the territories within which its distributors may operate, the customers to whom they may sell, the locations from which or the manner in which they may sell.

5.6 Discrimination Between Customers

Under certain circumstances, it is illegal to sell the same goods to different customers at different prices. The price differential may be justified on a cost basis or if prices have been established in good faith to meet a competitor's prices. It may be illegal to provide advertising or promotional allowances or to provide other sales assistance to customers, unless the payments or services are made available on "proportionally equal terms" to all customers.

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5.7 Monopolization and Attempts to Monopolize

Attempting to control a market for a product or service in a given geographic area, or engaging in unfair actions to attain that position may be an antitrust violation. Mere size is not illegal, and even a dominant firm may continue to compete aggressively.

5.8 Unfair Methods of Competition

Certain deceptive or unfair practices, which take advantage of customers, competitors or the general public, may be illegal. These practices include, but are not limited to, making misleading or unsubstantiated advertising claims, theft of competitors' trade secrets, disparaging competitors by making false or misleading statements about their products or financial status and coercing or intimidating customers or suppliers.

5.9 Evidence of Violations

An illegal agreement may be implied without formal contracts, writings, handshakes or even express words indicating agreement. If two competitors discuss prices and later adopt similar prices, a conspiracy to fix prices may be inferred even though the competitors never explicitly agreed. This same principle applies if two competitors discuss other matters such as division of markets or product limitations or boycotts. Comments made at a trade show or reception may be used as proof of concerted action, even though the parties' actions actually were taken independently for sound business and market reasons. The most prudent course is to avoid any discussion with competitors on these subjects.

5.10 Applicability Of U.S. Antitrust Laws To International Operations

In antitrust matters, the U.S. may exercise jurisdiction over its businesses and citizens for acts in foreign countries, which may have a substantial effect on U.S. imports and exports. Therefore, any of the acts discussed above may violate U.S. antitrust laws even if performed outside the U.S.

5.11 Antitrust Laws Of Other Countries

Most industrialized countries as well as the European Union ("EU") have enacted laws of varying degrees of strictness prohibiting anti-competitive activities. Consequently, any actions, which pose risks under U.S. laws can raise questions under foreign laws as well. In addition, actions, which may be lawful under U.S. law, may be unlawful under EU or other foreign law. Questions should be directed to the President or outside counsel.


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ACKNOWLEDGMENT FORM

I have received and read the Trans-Lux Corporation Code of Business Conduct and Ethics, and I believe and understand its contents. I agree to comply fully with the standards, policies and procedures contained in the Code and the Company's related policies and procedures and have been advised that, if I have any questions, concerns or aware of any suspected violations of the Code, I understand that I have an obligation to report them to the Company's Audit Committee or the Company's outside counsel, Weisman Celler Spett & Modlin, P.C. I understand that failing to abide by the Company's Code of Conduct could lead to disciplinary action up to and including termination of employment and/or directorship. I also understand that no one other than the Board of Directors has the authority to waive any provision of the Code of Conduct and that any waiver must be in writing. I acknowledge that the Code is a statement of policies for business conduct and does not, in any way, constitute an employment contract, an assurance of continued employment or directorship.



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